Exhibit 99

Rowan Reports First Quarter 2015 Results and Announces Increase and Extension of Revolving Credit Facility

HOUSTON, May 6, 2015 /PRNewswire/ -- For the three months ended March 31, 2015, Rowan Companies plc ("Rowan" or the "Company") (NYSE: RDC) reported net income of $123.7 million, or $0.99 per share, compared to $59.6 million, or $0.48 per share in the first quarter of 2014. Net income for the prior-year quarter included a litigation settlement gain which increased net income from continuing operations by $20.9 million, or $0.17 per share. The prior-year quarter also included a gain from discontinued operations which increased net income by $4.0 million, or $0.03 per share. Excluding the impact of these items, net income for the first quarter of 2014 was $34.7 million or $0.28 per share.

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Rowan's revenues were $547.0 million in the first quarter of 2015, an increase of 45% over the prior-year quarter due primarily to the contributions from three of the Company's newbuild ultra-deepwater drillships. The first two ultra-deepwater drillships began operating in April and October 2014, and the third ultra-deepwater drillship began operating on February 1, 2015.

On May 5, 2015, the Company amended and restated its revolving credit agreement to increase the borrowing capacity from $1.0 billion to $1.5 billion and to extend the maturity date by one year to January 23, 2020. Commitments during the final year of the agreement decline by $60 million to $1.44 billion.

Tom Burke, President and Chief Executive Officer, commented, "We are pleased with our first quarter operating results which reflect higher earnings and better margins due to the contributions from three newbuild ultra-deepwater drillships, low out of service time and significant cost control efforts.

Although it is difficult to determine the duration and severity of the current industry downturn, with our drillship capital expenditures largely behind us, our contractual backlog and our strong balance sheet, we believe we are well-positioned to weather the storm and take advantage of opportunities when markets begin to recover."

Rowan will conduct its earnings conference call on Wednesday, May 6, 2015, at 10:00 a.m. Central Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone may dial (877) 201-0168, or internationally (647) 788-4901. The conference ID is 20952884. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowan.com. You should connect to our website at least 15 minutes prior to the conference call to register, and download any necessary software.

Rowan is a global provider of contract drilling services with a fleet of 34 offshore drilling units, including four ultra-deepwater drillships and 30 jack-up rigs, 19 of which are rated high-specification. The Company's fleet is located worldwide, including the United Kingdom and Norwegian sectors of the North Sea, the Middle East, the United States Gulf of Mexico, Southeast Asia, West and North Africa and Trinidad. The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC." For more information on the Company, please visit www.rowan.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. These forward-looking statements are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, variations in energy demand, changes in day rates, cancellation by our customers of drilling contracts, letter agreements or letters of intent or the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or delays on shipyard repair, construction or transportation of drilling units, maintenance and repair costs, costs or delays for conversion or upgrade projects, operating hazards and equipment failure, risks of collision and damage, casualty losses and limitations on insurance coverage, customer credit and risk of customer bankruptcy, conditions in the general economy and energy industry, weather conditions and severe weather in the Company's operating areas, increasing complexity and costs of compliance with environmental and other laws and regulations, changes in tax laws and interpretations by taxing authorities, civil unrest and instability, terrorism and hostilities in our areas of operations that may result in loss or seizure of assets, the outcome of disputes and legal proceedings, effects of the change in our corporate structure, and other risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.

Non-GAAP Measures

We report our financial results in accordance with generally accepted accounting principles (GAAP) in the United States. However, in our earnings release and during our earnings calls we may reference company information that does not conform to GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. However, these measures should not be viewed as an alternative to or substitute for GAAP measures of performance, and these non-GAAP measures may not be consistent with previously published Company reports on Forms 10-K, 10-Q and 8-K. Non-GAAP measures we may reference have been reconciled to the nearest GAAP measure in the table entitled Reconciliation of GAAP to Non-GAAP Financial Measures below.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	March 31,	December 31,
	2015	2014

ASSETS

Cash and cash equivalents	$ 56.8	$ 339.2
Accounts receivable	503.2	545.2
Other current assets	52.0	56.7
Total current assets	612.0	941.1
Property, plant and equipment - net	7,864.0	7,432.2
Other assets	36.0	37.9
TOTAL	$ 8,512.0	$ 8,411.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 118.1	$ 102.8
Other current liabilities	200.1	230.4
Total current liabilities	318.2	333.2
Long-term debt	2,807.1	2,807.3
Other liabilities	580.4	579.3
Stockholders' equity	4,806.3	4,691.4
TOTAL	$ 8,512.0	$ 8,411.2

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS
	ENDED MARCH 31
	2015	2014

REVENUES	$ 547.0	$ 377.6

COSTS AND EXPENSES:
Operations	255.7	220.3
Depreciation and amortization	89.7	70.9
Selling, general and administrative	27.6	29.9
(Gain) loss on disposals of property and equipment	(0.5)	0.8
Material charges, settlements and other expenses	-	(20.9)
Total	372.5	301.0
INCOME FROM OPERATIONS	174.5	76.6
Net interest and other income (expense)	(33.6)	(20.7)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	140.9	55.9
Provision for income taxes	17.2	0.3
NET INCOME FROM CONTINUING OPERATIONS	123.7	55.6
Discontinued operations, net of tax	-	4.0
NET INCOME	$ 123.7	$ 59.6

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.99	$ 0.45
Discontinued operations, net of tax	$ -	$ 0.03
Net income	$ 0.99	$ 0.48

AVERAGE DILUTED SHARES	125.1	124.7

NOTE: See below for supplemental operating information.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	THREE MONTHS
	ENDED MARCH 31
	2015	2014
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 123.7	$ 59.6
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	90.6	70.9
Deferred income taxes	(7.5)	(1.5)
Gain on disposals of assets	(0.5)	(1.1)
Other - net	11.4	6.4
Net changes in current assets and liabilities	19.7	(55.9)
Net changes in other noncurrent assets and liabilities	7.4	2.1
Net cash provided by operations	244.8	80.5

Investing activities:
Property, plant and equipment additions	(514.3)	(532.5)
Proceeds from disposals of property, plant and equipment	1.7	6.6
Net cash used in investing activities	(512.6)	(525.9)

Financing activities:
Proceeds from borrowings, net	-	792.7
Payment of cash dividends	(12.6)	-
Other, net	(2.0)	0.3
Net cash provided by (used in) financing activities	(14.6)	793.0

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(282.4)	347.6
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	339.2	1,092.8
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 56.8	$ 1,440.4

ROWAN COMPANIES PLC
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED
	March 31,	December 31,	March 31,
	2015	2014	2014

RIG DAYS:
Operating	2,411	2,520	2,153
Out of service (shipyard/transit/inspections/other)	82	101	344
Idle (uncontracted)	139	95	-
Operational downtime (off rate during rig operations)	47	29	23
Cold stacked	260	184	180
Total available	2,939	2,929	2,700

Utilization	82%	86%	80%
Utilization (excluding cold-stacked rigs)	90%	92%	85%

AVERAGE DAY RATES (in thousands):
Jack-ups:
North Sea	$ 295.8	$ 306.4	$ 273.6
Middle East	138.5	145.8	136.0
Gulf of Mexico	115.4	150.1	153.6
All jack-up rigs	180.2	185.2	171.4
Drillships	$ 631.9	$ 658.6	n/a

OPERATIONS COSTS AND EXPENSES (in millions):
Personnel (a)	$ 181.9	$ 180.7	$ 138.3
Repairs and maintenance	31.5	43.2	40.8
All other	32.0	33.5	32.8
Subtotal (excluding rebillables)	$ 245.4	$ 257.4	$ 211.9
Rebillables (equally offset with rebillable revenue)	10.3	22.1	8.4

Total	$ 255.7	$ 279.5	$ 220.3

	(a) Includes labor, fringes, training, travel and catering costs.

ROWAN COMPANIES PLC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	THREE MONTHS
	ENDED MARCH 31
	2015	2014
NET INCOME:
GAAP NET INCOME	$ 123.7	$ 59.6
Litigation settlement (tanker incident)	-	(20.9)
Discontinued operations, net of tax	-	(4.0)
NON-GAAP NET INCOME	$ 123.7	$ 34.7

DILUTED INCOME PER SHARE*:
GAAP NET INCOME PER SHARE	$ 0.99	$ 0.48
Litigation settlement (tanker incident)	-	(0.17)
Discontinued operations, net of tax	-	(0.03)
NON-GAAP NET INCOME PER SHARE	$ 0.99	$ 0.28

ADJUSTED EARNINGS BEFORE INTEREST, TAXES AND DEPRECIATION (EBITDA)
GAAP NET INCOME	$ 123.7	$ 59.6
Litigation settlement (tanker incident)	-	(20.9)
Interest (income) expense and other, net	33.6	20.7
Depreciation and amortization	89.7	70.9
Income tax expense (benefit)	17.2	0.3
Discontinued operations, net of tax	-	(4.0)
NON-GAAP ADJUSTED EBITDA	$ 264.2	$ 126.6

* Per share amounts may not sum due to rounding.

CONTACT: Chris Pitre, Director, Investor Relations and Corporate Development, chris.pitre@rowancompanies.com, +1 713 968 6642; or Carrie Prati, Manager, Marketing and Investor Relations, carrie.prati@rowancompanies.com, +1 713 960 7581